CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

NaturalNano, Inc.

We hereby consent to incorporation by reference in Registration Numbers 333-148163 and 333-132607 on Form S-8 of our report dated March 29, 2007 on the consolidated balance sheet of NaturalNano, Inc. as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and the cumulative amounts from December 22, 2004 (inception) to December 31, 2006, which appears in the December 31, 2007 Annual Report on Form 10-KSB of NaturalNano, Inc.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

April 8, 2008